Exhibit (b)

Calculation of Filing Fee Tables

Schedule TO

(Form Type)

iQIYI, Inc.

(Name of Issuer)

Table 1 – Transaction Valuation

	Transaction Valuation	Fee Rate	Amount of Filing Fee

Fees to Be Paid	$397,628,991(1)	0.01476%(2)	$58,690.04(2)

Fees Previously Paid	—		—

Total Transaction Valuation	$397,628,991

Total Fees Due for Filing			$58,690.04(2)

Total Fees Previously Paid			—

Total Fee Offsets			—

Net Fee Due			$58,690.04(2)

(1)

Calculated solely for purposes of determining the filing fee. The purchase price of the 4.00% Convertible Senior Notes due 2026 (the “Notes”), as described herein, is US$1,000 per US$1,000 principal amount outstanding. As of May 28, 2024, there was US$395,607,000 aggregate principal amount of Notes outstanding, resulting in an aggregate maximum purchase price of US$397,628,991 (including accrued but unpaid interest).

(2)	The amount of the filing fee was calculated in accordance with Rule 0-11 of the Securities Exchange Act of 1934, as amended, and equals $147.6 for each US$1,000,000 of the value of the transaction.